Exhibit 99.1

October 23, 2003

Endocardial Solutions Reports Third Quarter Earnings Results

Record Revenue of $9.7 Million and Positive Cash Flow

MINNEAPOLIS / ST.PAUL -- Endocardial Solutions, Inc. (Nasdaq: ECSI) today reported record net revenue for the third quarter ended September 30, 2003 of $9.7 million compared with $5.5 million for the same period in 2002, an increase of 76%.  The net loss for the third quarter was $879,000, or $.04 per share, compared with a net loss of $3.1 million, or $.19 per share, for the same period of 2002.  Cash flow for the third quarter was positive for the first time in the Company’s history.

Jim Bullock, President and CEO, stated “We continue to be very pleased with the clinical and financial results from EnSite NavX™ which we launched in the second quarter of this year.  EnSite NavX is a proprietary navigation and localization system that enables three-dimensional non-fluoroscopic navigation and positioning of conventional mapping and ablation catheters.  In early October, we released the second version of the EnSite NavX software containing numerous additional features and functions designed specifically for atrial fibrillation applications.  We continue to see strong clinical adoption of this exciting new technology as a visualization and navigation platform for a variety of cardiac ablation techniques that are being developed, studied and used.  We have upgraded more than 179 EnSite Systems globally, including 130 in the U.S., and with the 38 new “NavX-ready” EnSite Systems sold in the second and third quarters, we now have approximately two-thirds of our global installed base of EnSite Systems capable of doing NavX procedures.”

“Revenue increased by approximately 76% and 4% over the third quarter 2002 and the second quarter 2003, respectively, while total operating expenses increased by approximately 11% and decreased by 1%, respectively, over the same periods.  The combined sale of EnSite Array™ catheters and EnSite NavX surface electrode kits for the third quarter was approximately $5.4 million, an increase from $4.9 million in the second quarter of 2003.  Increasing clinical applications for both EnSite NavX and the EnSite Array catheter is the foundation of our focused strategy to drive clinical utilization of EnSite Systems worldwide”, stated Mr. Bullock.

Mr. Bullock continued, “During the fourth quarter, we expect to release the initial version of EnSite ‘digital image fusion’ technology (“EnSite DIF™”), which will enable physicians to display, side-by-side, a three-dimensional digital CT image of a patient’s heart chamber on the EnSite System.  This first version of EnSite DIF will be released on new EnSite Systems sold during the fourth quarter and will be introduced on the Company’s new Intel® Xeon™ high performance workstation using a LINUX operating system.  This new Intel® Xeon™ high performance workstation, with NVIDIA Quadro®4 graphics technology, will significantly improve the graphics processing and display capability of the EnSite System, and result in improved margins on future EnSite System sales.  This initial version of EnSite DIF will be compatible with gated CT images from GE Medical Systems LightSpeed® CT scanner running GE’s new CardEP™ electrophysiology advanced software application.  We are continuing our clinical studies using the EnSite System to assist electrophysiologists in stratifying patients with congestive heart failure (“CHF”) who are candidates to receive bi-ventricular pacing devices, identifying the optimal pacing, and measuring the hemodynamic efficiency of the pacing therapy.  Early results continue to be very exciting, and we will continue our CHF research efforts during the remainder of 2003 and into 2004”, concluded Bullock.

Third Quarter 2003 Earnings Conference Call

October 24, 2003

9:30am (CDT)

US/Canada: 1-877-272-5391

International: 1-706-634-0654

Moderator: Jim Bullock

Instant Replay Through October 31, 2003

US/Canada: 1-800-642-1687

International: 1-706-645-9291

Conference ID: 11821

Based in St. Paul, Minnesota, Endocardial Solutions (www.endocardial.com) develops, manufactures and markets the EnSite System used for the diagnostic mapping of arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart) with a 3D graphical display of the heart’s electrical activity, and the navigation and localization of conventional catheters (diagnostic or therapeutic) used during electrophysiology procedures.  The U.S. Food and Drug Administration cleared the EnSite System for use in diagnostic mapping of complex arrhythmias in the right atrium of the heart during the second quarter of 1999, and cleared the EnSite NavX Surface Electrode Kit to display the position of conventional electrophysiology catheters in any chamber of the heart in the second quarter of 2003.

The discussion above is based on preliminary financial results, which are subject to further review and adjustment, and contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding gross margins, operating expenses and revenue expectations, that involve a number of risks and uncertainties.  A number of factors should be considered in conjunction with these forward-looking statements.  These factors are set forth in the cautionary statements included in Exhibit 99.1 to Endocardial Solutions’ Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.  Endocardial Solutions cautions investors and others to review the statements set forth in that report and that other factors may prove to be important in affecting the business and results of operations of Endocardial Solutions.

Contacts:

Jim Bullock, President & CEO, Endocardial Solutions	(651) 523-6928 jbullock@endocardial.com
J. Robert Paulson, CFO, Endocardial Solutions	(651) 523-6916 bpaulson@endocardial.com
Brenda Gutzke, Investor Relations, Endocardial Solutions	(651) 523-6959 bgutzke@endocardial.com

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Revenue	$9,696,248	$5,508,414	$26,281,643	$20,148,536

Cost of goods sold	3,369,757	2,040,840	9,232,020	7,431,206
Gross profit	6,326,491	3,467,574	17,049,623	12,717,330

Operating expenses:
Research and development	1,430,372	1,399,066	4,463,675	3,993,034
General and administrative	862,605	742,876	2,384,358	2,017,160
Sales and marketing	4,888,638	4,417,833	14,569,077	13,495,235
Operating loss	(855,124)	(3,092,201)	(4,367,487)	(6,788,099)

Other income (expense):
Interest income	4,001	15,740	26,606	65,102
Interest expense	(25,344)	(39,557)	(86,542)	(100,522)
Other	(2,754)	(1,655)	(32,826)	(18,948)
	(24,097)	(25,472)	(92,762)	(54,368)

Net loss for the period	$(879,221)	$(3,117,673)	$(4,460,249)	$(6,842,467)

Net loss per share - basic and diluted	$(0.04)	$(0.19)	$(0.22)	$(0.42)

Weighted average shares outstanding	20,476,741	16,616,195	19,916,656	16,239,211

Selected Consolidated Balance Sheet Data

(Unaudited)

	September 30, 2003	December 31, 2002
Cash and cash equivalents	$9,517,663	$1,347,753
Working capital	16,619,888	6,895,837
Total assets	28,294,513	17,721,065
Total liabilities	9,070,977	8,906,323
Stockholders’ equity	19,223,536	8,814,742